SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

       Certification and Notice of Termination of Registration Under
          Section 12(g) of the Securities Exchange Act of 1934 or
          Suspension of Duty to File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934

                   Commission File Number   1-6613

                            Value Property Trust
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           (Exact name of registrant as specified in its charter)

        120 Albany Street, 8th Floor, New Brunswick, New Jersey 08901
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       Common Shares of Beneficial Interest, par value $1.00 per share
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          (Title of each class of securities covered by this Form)



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           (Titles of all other classes of securities for which a
         duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(ii)  [  ]
     Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(2)(i)   [  ]
     Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(ii)  [  ]
     Rule 12g-4(a)(2)(ii)   [ ]         Rule 15d-6            [  ]
     Rule 12h-3(b)(1)(i)    [ ]

     Approximate number of holders of record as of the certification or notice date:
                 1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Value Property Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date   February 26, 1998                WELLSFORD CAPITAL
                                        (formerly known as Value Property
                                        Trust)



                                        By:  /s/Edward Lowenthal
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                                             Name:  Edward Lowenthal